Exhibit 10.01

Law Offices Philip D. Neuer A PROFESSIONAL CORPORATION

(973) 482-0840
1875 McCarter Highway	FACSIMILE: (973) 482-0087
Newark, New Jersey 07104-4211	WEBSITE: www.neuerlaw.com

December 5, 2006

Joseph M. Andresini, Esq.
Law Offices of Dennis J. Oury, L.L.C.
One University Place – Suite 601
Hackensack, New Jersey 07601

      Re:   Jaclyn, Inc. to Crowley

Dear Joe:

This letter constitutes an amendment to the referenced Contract of Sale and incorporates the agreed upon changes as set forth in your letter to me of November 16th, 2006, my letter to you of November 20th, 2006 and your letter back to me of November 29th, 2006:

        Paragraph 1 – paragraph 1 of the contract is hereby amended to provide that the purchase price shall be $8,800,000 provided, however, that if the Purchaser obtains approvals for more than 180 residential units, then the purchase price shall be increased by $35,000 (thirty five thousand dollars) per unit approved above the 180 units.

        Paragraph 2 – the $17,500 payments required for the months of December 2006, January and February 2007 are suspended and need not be tendered on the due dates. However, if the Purchaser defaults, then those payments shall be due and payable. This provision does not apply to a proper termination of the contract in accordance with its terms.

        Paragraph 3 – Paragraph 2(b) of the contract is amended to provide that Purchaser has applied to the appropriate governmental authority to allow the premises to be used for residential purposes for a minimum of 180 units. That application is presently on the agenda for December 21st, 2006 although there is no guaranty it will be reached that evening.

        Paragraph 4 – Seller shall release to Purchaser, from the deposits being held by Seller’s attorney in his attorney trust account, the sum of $100,000 to be used solely as follows:

1.	$40,000 to be paid directly to the Purchaser to be utilized in Purchaser’s sole discretion; and

2.	$60,000 to be released to the attorney trust account of Purchaser’s counsel to be used solely for payment to third parties in furtherance of this project and for no other purposes. Your office shall provide to Seller’s counsel a monthly accounting showing amounts and payees of each check issued from the attorney trust account together with a true copy of the invoice or statement reflecting that each such payment was applicable solely to this project.

Other than as stated above, the terms, conditions and provisions of the Contract of Sale as well as the amendatory letters dated July 6th, 2006 and August 4th, 2005 are, except as amended above, in full force and effect.

Kindly countersign a copy of this letter to evidence your client’s acceptance of the above and also acknowledging that this constitutes a formal amendment to the Contract of Sale.

It continues to be a pleasure working with you.

Very truly yours,

/s/ Philip D. Neuer

PDN: pf
cc:        Jaclyn, Inc.

Approved:

/s/ Joseph M. Andresini

Joseph M. Andresini Attorney
for Purchaser and
Authorized Signatory
Dated: December 5, 2006
Law Offices
Philip D. Neuer
A Professional Corporation